Exhibit 3.1

FORM OF RESTATED CERTIFICATE OF INCORPORATION

OF

MACDERMID GROUP, INC.

The corporation was incorporated under the name “MacDermid Group, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 17, 2011. This Restated Certificate of Incorporation of the corporation, which both restates and amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted by the Board of Directors of MacDermid Group, Inc. and approved by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is MacDermid Group, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Common Stock voting separately as a class shall be required therefor.

SECTION 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03 Voting Rights. (a) Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law or this Restated Certificate of Incorporation, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to this Article IV (including any Certificate of Designation relating to such series).

SECTION 4.04 Dividends. Subject to the preferential rights of the holders of Preferred Stock, if any, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of the Corporation’s capital stock ratably in proportion to the number of shares of Common Stock held by them.

SECTION 4.05 Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

SECTION 5.01 Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of the directors of the Corporation shall be fixed from time to time by the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.02 Filling of Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock) and subject to the rights granted under the Securityholders’ Agreement (for so long as it is in effect, and as amended from time to time) among the Corporation, Court Square Capital Partners II, L.P., Court Square Capital Partners II-A, L.P., Court

Square Capital Partners (Offshore) II, L.P., the Court Square Co-Investors (as defined therein), Weston Presidio V, L.P., Daniel Leever, the Leever Affiliated Parties (as defined therein), the Management Investors (as defined therein), MacDermid Holdings, LLC and certain other investors party thereto, newly created directorships resulting from any increase in the number of directors and vacancies on the Board resulting from death, resignation, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office or, if there is only one remaining director in office, by such sole remaining director, even though less than a quorum of the Board.

SECTION 5.03 Qualifications of Directors. There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Restated Certificate of Incorporation.

ARTICLE VI

SECTION 6.01 Bylaws. In furtherance of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by a vote of a majority of the entire Board or such greater vote as shall be specified in the Bylaws.

ARTICLE VII

SECTION 7.01 Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. For purposes of this Section 7.01,

“fiduciary duty as a director” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise.

SECTION 7.02 Indemnification of Directors and Officers. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance all costs and expenses (including attorneys’ fees and expenses) incurred by any current or former director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees), with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative.

SECTION 7.03 Limitation on Effect of Amendment or Repeal. No amendment to or repeal of any Section of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

SECTION 8.01 Action by Written Consent. (a) Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation. For so long as Court Square Capital Partners and its affiliates (the “Court Square Entities”) and Weston Presidio V, L.P. and its affiliates (the “WP Entities” and, together with the Court Square Entities, the “Principal Holders”) beneficially own shares of the Corporation’s common stock representing, in the aggregate, greater than 50% of the total voting power of the outstanding shares generally entitled to vote for the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action, and are delivered to the Corporation by delivery to the Secretary or his or her representative at the principal executive offices of the Corporation. Effective upon the date on which the Principal Holders cease to beneficially own shares representing, in the aggregate, greater than 50% of the total voting power of the outstanding shares generally entitled to vote for the election of directors, no action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

(b) Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by either (i) the Board or (ii) following the date on which (x) the Court Square Entities beneficially own shares of the Corporation’s common stock representing less than 7.5% of the total voting power of the outstanding shares generally entitled to vote for the election of directors and (y) the WP Entities beneficially own shares of the Corporation’s common stock representing less than 7.5% of the total voting power of the outstanding shares generally entitled to vote for the election of directors, the Chairman of the Board. Special meetings of the stockholders of the Corporation may not be called by the stockholders.

ARTICLE IX

SECTION 9.01 Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this

Restated Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

SECTION 10.01 DGCL Section 203. The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

IN WITNESS WHEREOF, I,                     ,                     of MacDermid Group, Inc., have executed this Restated Certificate of Incorporation as of the         day of         , 2012.

Name:
Title: